SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2009 (November 10, 2009)

____________________

REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File No.)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

(914) 347-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry Into a Material Definitive Agreement.

     Amended and Restated Collaboration Agreements

     On November 28, 2007, Regeneron Pharmaceuticals, Inc. (the "Company") entered into a global, strategic collaboration with various affiliates of sanofi-aventis, a company organized under the laws of France (sanofi-aventis and its affiliates are referred to herein as "Sanofi"), to discover, develop and commercialize fully-human therapeutic antibodies utilizing the Company's VelociSuite of technologies (the "Collaboration"). The Collaboration has been governed by a Discovery and Preclinical Agreement, dated November 28, 2007 (the "Discovery Agreement"), by and between Aventis Pharmaceuticals Inc. and the Company, and a License and Collaboration Agreement, dated November 28, 2007, by and among Aventis Pharmaceuticals Inc., sanofi-aventis Amérique du Nord and the Company (the "License and Collaboration Agreement" and, together with the Discovery Agreement, the "Original Collaboration Agreements").

     On November 10, 2009, the Company and Sanofi amended the Original Collaboration Agreements by entering into an Amended and Restated Discovery and Preclinical Agreement (the “Amended and Restated Discovery Agreement”) and an Amended and Restated License and Collaboration Agreement (the “Amended and Restated License Agreement”). The material amendments to the Original Collaboration Agreements are as follows: (i) the funded program for Regeneron to identify and validate potential drug discovery targets and develop fully-human therapeutic antibodies against such targets (the "Discovery Program") was extended by an additional five years to end on December 31, 2017, subject to an option for Sanofi to extend certain antibody development and preclinical activities under the Discovery Program for up to three additional years; (ii) the maximum annual amount reimbursed by Sanofi under the Discovery Program was increased from $100 million per year to $160 million per year, subject to a one-time option for Sanofi to adjust the maximum reimbursement amount down to $120 million per year commencing in 2014 if over the prior two years certain specified criteria are not satisfied; (iii) the exclusivity provisions in the Original Collaboration Agreements were amended to give Sanofi additional flexibility to license and develop antibodies outside the collaboration; (iv) under certain conditions the Company will be entitled to receive a $10 million milestone payment for each antibody product candidate licensed by Sanofi from the Discovery Program to the extent it was derived using new antibody technologies developed by the Company; and (v) Sanofi agreed to reimburse up to $30 million of costs to expand the Company’s antibody manufacturing facilities in Rensselaer, New York.

     Amended Investor Agreement

     In connection with the Original Collaboration Agreements, December 2007, the Company sold to Sanofi 12,000,000 shares of its Common Stock, par value $0.001 per share (the "Common Stock"), at an aggregate cash price of $312 million, or $26.00 per share of Common Stock (the “Transaction”), pursuant to the terms of a Stock Purchase Agreement, dated November 28, 2007, by and among sanofi-aventis Amérique du Nord, sanofi-aventis US LLC and the Company. In connection with the Transaction, Sanofi entered into an Investor Agreement with the Company (the “Investor Agreement”). Under the Investor Agreement, Sanofi agreed, among other things, not to dispose of any shares of Common Stock beneficially owned by it immediately after the closing of the Transaction until the fifth anniversary of the closing of the Transaction (the “Lock-Up”), subject to certain limited exceptions. On November 10, 2009, Sanofi and the Company amended the Investor Agreement to extend the term of the Lock-Up for an additional five years, ending on December 20, 2017, the tenth anniversary of the closing of the Transaction, subject to certain limited exceptions.

     The press release issued by the Company, dated November 10, 2009, contains further information concerning the amendments to the Original Collaboration Agreements and the amended Investor Agreement. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Document
99.1	Press Release issued by the Company, dated November 10, 2009

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

Date: November 12, 2009	By:	/s/ Stuart Kolinski
		Name:	Stuart Kolinski
		Title:	Senior Vice President and General Counsel

Exhibit Index

Number	Description
99.1	Press Release issued by the Company, dated November 10, 2009